Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $2.50 per share	Rule 457(c)	9,930,332	$65.81(2)	$653,515,149(2)	$110.20 per $1,000,000	$72,018
Total Offering Amounts							$72,018
Total Fee Offsets							$—
Net Fee Due							$72,018

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown, such additional number of shares of common stock as are required by the Xcel Energy Inc. Dividend Reinvestment and Stock Purchase Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the common stock on February 24, 2023 as reported on the Nasdaq Global Select Market.